As filed with the Securities and Exchange Commission on October 27, 2006

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.
(Exact name of registrant as specified in its charter)

Wisconsin	39-1413328
(State of Incorporation)	I.R.S. Employer I.D. No.

5445 South Westridge Drive New Berlin, Wisconsin	53151
(Address of Principal Executive Offices)	(Zip Code)

MERCHANTS AND MANUFACTURERS BANCORPORATION, INC. 2006 STOCK INCENTIVE PLAN
(Full title of the plan)

John Krawczyk, Esq.
Executive Vice President, General Counsel and Secretary
Merchants and Manufacturers Bancorporation, Inc.
5445 South Westridge Drive
New Berlin, Wisconsin 53151
(Name and address of agent for service)

(262) 827-6700
(Telephone number, including area code,
of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (3)	Amount of fee
Common Stock, $1.00 par value per share	210,000 shares (1)	$32.03 (2)	$6,726,300 (2)	$719.72 (2)
(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers any additional shares of Common Stock that become issuable under the Merchants and Manufacturers Bancorporation, Inc. 2006 Stock Incentive Plan (the "Plan") by reason of any stock dividend, stock split, recapitalization or any similar transaction effected without the receipt of any consideration by Merchants and Manufacturers Bancorporation, Inc. (the "Registrant") and results in any increase in the number of shares of the Registrant's Common Stock outstanding.

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(2)
Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for purpose of calculating the registration fee. In accordance with Rules 457(c) and 457(h), the computation is based on the average of the bid and ask prices of the Registrant's Common Stock on the OTC Bulletin Board on October 23, 2006.

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PART II - INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Merchants and Manufacturers Bancorporation, Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission") pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated herein by reference:

(a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

(b) All other reports filed by the Registrant pursuant to sections 13(a) or 15(d) of the Exchange Act since December 31, 2005.

(c) The description of the Registrant's Common Stock contained in the registration statement filed pursuant to Section 12 of the Exchange Act and all amendments thereto and reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the Wisconsin Business Corporation Law (the "WBCL"). Under Section 180.0851 of the WBCL, the Registrant shall indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding because he or she was a director or officer of the Registrant. In all other cases, the Registrant shall indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was a director or officer of the Registrant; unless liability was incurred because he or she breached or failed to perform a duty owed to the Registrant and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858 of the WBCL provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director of officer may have under the Registrant's articles of incorporation, bylaws, a written agreement between the director or officer and the Registrant or a resolution of the Board of Directors or adopted by majority vote of the Registrant's shareholders.

Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections
180.0850 to 18.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

The Registrant's Articles of Incorporation contain no provisions in relation to the indemnification of directors and officers of the Registrant.

Under Article X of the Registrant's By-Laws, the Registrant extends rights of indemnification to any person who is made or threatened to be made a party to any action or claim or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, except as to matters in which he or she is finally adjudged to have been guilty of fraud in the performance of his or her duty as such director, officer, employee or agent. Indemnification is provided for expenses and amounts paid in the final disposition of claims, actions, suits or proceedings including settling of such matters. The rights of indemnification under the Registrant's By-Laws are in addition to rights to which such persons may be entitled as a matter of law, agreement, vote of shareholders or otherwise.

Officers and directors of the Registrant and its subsidiaries are covered by directors' and officers' liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers of the Registrant or its subsidiaries.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

1. The undersigned Registrant hereby undertakes as follows:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Berlin, State of Wisconsin, on October 27, 2006.

MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.

BY /s/ Michael J Murry
Michael J. Murry, Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Michael J. Murry and John Krawczyk, and each of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael J Murry Michael J. Murry	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 27, 2006
/s/ Frederick R. Klug Frederick R. Klug	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 27, 2006
/s/ Nicholas S. Logarakis Nicholas S. Logarakis	Director	October 27, 2006
/s/ Rodney T. Goodell Rodney T. Goodell	Director	October 27, 2006
/s/ Donald A. Zellmer Donald A. Zellmer	Director	October 27, 2006
/s/_James A. Sass James A. Sass	Director	October 27, 2006
/s/ Thomas J. Sheehan Thomas J. Sheehan	Director	October 27, 2006
/s/ J. Michael Bartels J. Michael Bartels	Director	October 27, 2006
/s/ William L. Adamany William L. Adamany	Director	October 27, 2006
/s/ Steven R. Blakeslee Steven R. Blakeslee	Director	October 27, 2006
/s/ Sister Joel Read Sr. Joel Read	Director	October 27, 2006

INDEX TO EXHIBITS

Exhibit No.	Description
5.1	Opinion of Reinhart Boerner Van Deuren s.c. as to the legality of the common stock being registered.
23.1	Consent of McGladrey & Pullen, LLP
24	Power of Attorney*

______________________________

* Incorporated by reference to the signature page of this Registration Statement.